NORTHERN LIGHTS FUND TRUST II

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
BALTER L/S SMALL CAP EQUITY FUND BALTER EUROPEAN L/S SMALL CAP FUND BALTER INVENOMIC FUND	1.95% 2.00% 1.74%

The parties hereto agree to the terms of this Appendix A effective as of the 5th day of April 2019. .

NORTHERN LIGHTS FUND TRUST II	BALTER LIQUID ALTERNATIVES, LLC

By: /s/ Kevin Wolf	By: /s/ Jay Warner
Kevin Wolf, President	Jay Warner, COO